99.2 Revised Risk Factors as of September 19, 2011

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information and data contained in this offering memorandum, in deciding whether to invest in the notes. This offering memorandum contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below. The occurrence of any of these risks could adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Vulnerability to metals price volatility—changes in supply and demand could reduce market prices.

Because our current primary source of revenue is the sale of PGMs, changes in the market price of PGMs may significantly affect profitability. Many factors beyond our control influence the market prices of these metals. These factors include global supply and demand, speculative activities (including net inflows into or outflows from ETFs), international political and economic conditions, currency exchange rates, and production levels and costs in other PGM-producing countries, principally Russia and South Africa. Our view over future prices and the factors affecting price form the basis for decisions on mining, expansion of opportunities, acquisitions, capital expenditures, financing, hiring and many other factors. No assurance can be provided as to the future direction of PGM prices.

We are a comparatively low-margin producer in our industry and have a high palladium to platinum ratio relative to the South African mines. Therefore, although PGM prices have increased and our mining costs have declined since 2009 when we experienced sharply lower PGM prices, any return to lower PGM prices, particularly for palladium, could significantly impair our financial condition, operating margins, cash flow and profitability. Sharply lower PGM prices could also have a negative effect on our recycling business, the level of activity in which is very sensitive to changes in PGM prices.

Over the past several years, the market price of palladium has been extremely volatile. After reaching a record high price level of $1,090 per ounce in January 2001, the price of palladium declined over a 27-month period until hitting a low of $148 per ounce in April 2003. Thereafter, the price gradually recovered, posting a high of $582 per ounce in April 2008 and then declining sharply to a low of $164 per ounce in December 2008. Palladium prices recovered significantly during 2009 and 2010, ending 2010 at $797 per ounce. The market price of palladium trended down during the second quarter of 2011 from its high in late 2010, while the price of platinum strengthened during the same period. After ending 2010 quoted at $794 per ounce by the London Bullion Market Association, the market price for palladium averaged about $791 per ounce during the first quarter of 2011 and $759 per ounce in the second quarter of 2011. Palladium in particular encountered modest downward pricing pressure toward the end of the first quarter in response to uncertainty surrounding the effect of rising oil prices and the impact of the Japanese earthquake and tsunami damage on automobile production. As of September 16, 2011, the market price of palladium (based on the London Bullion Market Association afternoon posting) was $732 per ounce.

(GRAPH)

The market price of platinum trended generally upward from $440 per ounce at the end of 2001 to $1,530 per ounce at the end of 2007. In late January 2008, following the announcement of electrical power shortages in South Africa, the price rose sharply, peaking in March 2008 at $2,273 per ounce in London. Beginning in June 2008, however, the price declined steeply as the economy deteriorated in the second half of 2008, hitting a low of $756 per ounce before ending 2008 at $898 per ounce.

During 2009 and 2010, prices generally recovered, and platinum ended 2010 quoted in London at $1,755 per ounce. On September 16, 2011, the London Bullion Market Association afternoon posting for platinum was $1,798 per ounce.

(GRAPH)

A prolonged or significant economic contraction in the United States, China or worldwide could put further downward pressure on market prices of PGMs, particularly if demand for PGMs declines in connection with reduced automobile demand and more restricted availability of investment credit. Towards the end of the first quarter of 2011, palladium in particular encountered modest downward pricing pressure in response to uncertainty surrounding the effect of rising oil prices and the impact of the Japanese earthquake and tsunami damage on automobile production. Further, if other producers or investors release substantial volumes of PGMs from stockpiles or otherwise, the increased supply could reduce the prices of palladium and platinum. Changes in currency exchange rates, and particularly a significant weakening of the South African rand, could reduce relative costs of production and improve the competitive cost position of South African PGM producers. This in turn could make additional PGM investment attractive in South Africa and reduce the worldwide competitiveness of our North American operations.

Protracted periods of low metal prices could significantly reduce revenues and the availability of required development funds to levels that could cause portions of our ore reserves and production plan to become uneconomic. This could cause substantial reductions to PGM production or suspension of mining operations, impair asset values, and reduce our proven and probable ore reserves.

Extended periods of high commodity prices may create economic dislocations that may be destabilizing to PGM supply and demand and ultimately to the broader markets. Periods of high PGM market prices generally are beneficial to our current financial performance. However, strong PGM prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for PGMs, and at the same time may incentivize development of otherwise marginal mining properties. Similarly, markets for PGM jewelry are primarily driven by discretionary spending that tends to decline during periods of high prices and may drive the industry toward developing new, more affordable jewelry materials.

We no longer have contractual floor prices and now have fixed delivery commitments in our supply agreements.

For the six months ended June 30, 2011 and the year ended December 31, 2010, 66.7% and 68.6% of our revenues were derived from mine production, respectively. We were previously party to sales agreements that contained pricing floors which provided financial protection against significant declines in the price of palladium. We are no longer party to such sales agreements and as a result, we are now fully exposed to any extended downturn in PGM prices.

Our prior major sales agreements largely were based on delivery commitments tied to percentages of mine production volumes in each month. As a result, we had only limited exposure to shortfalls in mine production. We are now party to agreements with fixed delivery commitments each month, and should there be an operating shortfall in any month that leaves us short of our delivery commitments, we could be required to purchase metal in the open market to make up the delivery shortfall. Such purchases could entail substantial losses if the market price moved adversely during the shortfall month.

In January 2011, we entered into a new three-year supply agreement with General Motors Corporation (“GM”) that provides for fixed quantities of palladium to be delivered to GM each month. The GM agreement does not include price floors or caps but provides for pricing at a small discount to a trailing market price. We have also entered into one-year PGM supply agreements with Tiffany & Company, Ford Motor Company (“Ford”) and BASF Corporation (“BASF”) on similar terms. We are selling most of our remaining mine production under month-to-month and spot sales agreements.

In our recycling business, we regularly enter into fixed forward sales and from time to time into financially settled forward contracts for metal produced from catalyst recycling, normally at the time we commit to purchase the catalyst material, . For our fixed forward sales related to recycling of catalysts, we are subject to the customers’ compliance with the terms of the agreements, their ability to terminate or suspend the agreements and their willingness and ability to pay. The loss of any of these agreements or failure of a counterparty to perform could require us to sell or purchase the contracted metal in the open market, potentially at a significant loss. For the six-month period ended June 30, 2011 and the year ended December 31, 2010, 33.3% and 30.3% of our revenues were derived from recycling sales and 0% and 1.1% from other sales, respectively.

The majority of revenues in the first six months of 2011 came from four customers, and future sales are not guaranteed.

Our total sales to four significant customers as a percentage of total revenues for the six-month period ended June 30, 2011 was approximately 76%. Despite contractual commitments for 2011, there can be no assurance of market demand or continued sales to our customers. A decline in sales to any of our significant customers, particularly if accompanied by adverse market conditions, could negatively affect our business and cause a loss of profits.

Failure to secure sales agreements for ounces produced from mine production leaves us exposed to spot market trading.

Based on our trading experience, we believe in most circumstances we could readily sell all of our current mine production on a spot basis into terminal markets with virtually no detrimental effect on market prices. Nevertheless, such markets are not entirely predictable, and in the absence of firm sales commitments, we would be exposed to the vagaries of market demand.

If demand for PGMs were to fall sufficiently, we could be compelled to sell our uncommitted production at a loss, perhaps putting further downward pressure on prices at the same time. Going forward we intend to enter into additional supply agreements for future years to cover a substantial portion of our mined PGM production, but there can be no assurance at this time that we will be able to do so. If the selling price of PGMs proves insufficient over an extended period to cover our operating and capital costs of production, our operations might have to be curtailed, suspended or closed.

Reliance on a few third parties for sourcing of recycling materials and advances for recycling materials creates the potential for losses.

We have available smelter and base metal refinery capacity and purchase catalyst materials from third parties for recycling activities to recover PGMs. We have entered into sourcing arrangements for catalyst material with several suppliers, one of which both brokers and supplies directly a large share of our catalyst for recycling. We are subject to the suppliers’ compliance with the terms of these arrangements and their ability to terminate or suspend the arrangements. Should one of these sourcing arrangements be terminated, we could suffer a loss of profitability as a result of the termination. This loss could negatively affect our business and results of operations. Similarly, these suppliers source material from various third parties in a competitive market, and there can be no assurance of the suppliers’ continuing ability to source material on our behalf at current volumes and prices. Any continuing issue associated with the suppliers’ ability to source material could reduce our profitability.

Under these sourcing arrangements, we advance cash against a shipment of material shortly before receiving the physical shipment to support the purchase and collection of these spent catalyst materials. A portion of the advances are unsecured and the unsecured portion of these advances is fully at risk.

We regularly advance cash to our established recycling suppliers for catalyst material that we have received and carry in our processing inventories. These advances typically represent some portion of the estimated total value of each shipment until assays are completed that determine the actual PGM content of the shipment. Upon completion of the shipment assays, a final settlement takes place based on the actual value of the shipment. However, pending completion of the assays the payments are based on the estimated PGM content of each shipment, which may vary significantly from the actual PGM content upon assay. Should the estimated PGM content upon assay significantly exceed the actual PGM content, we may be at risk for a portion of the amount advanced. Should the supplier be unable to settle such an overpayment, we could incur a loss to the extent of any overpayment.

Following the sharp decline in PGM prices during the second half of 2008, the volume of spent catalyst material received from our recycling suppliers diminished significantly. This was an industry-wide trend in which some of the suppliers incurred significant inventory losses, and a few even exited the business. Following the decline in PGM prices and doubts as to collectability under various commitments with suppliers, the 2008 recycling results included a write-down of $26.0 million of advances to suppliers in our recycling business. There can be no assurance that we will not incur additional recycling losses in the future.

An extended period of low recycling volumes and weak PGM prices could put our operations at additional risk.

Our recycling segment generates supplemental earnings and cash flow to help support the economics of the mining business when PGM prices are low. The recycling segment in turn depends upon the copper and nickel produced in mine concentrates to extract the PGMs in recycled material within our processing facilities. The economics of the recycling segment to a large extent have been regarded as incremental within the processing operations, with the result that the recycling business is allocated only an incremental share of the total cost of the processing facilities.

Volumes of recycling materials available in the marketplace diminished substantially in response to the drop in PGM prices in late 2008 and early 2009. These lower recycling volumes resulted in less earnings and cash flow from the recycling segment, and therefore less economic support for the mining operations. Should it become necessary at any point to reduce or suspend operations at the mines, the proportion of processing costs allocated to the recycling segment would increase substantially, making the recycling segment less profitable. Further, the ability to operate the smelter and refinery without significant volumes of mine concentrates has not been demonstrated and would likely require modification to the processing facilities. There is no assurance that the recycling facilities can operate profitably in the absence of significant mine concentrates, or that capital would be available to complete necessary modifications to the processing facilities.

We may be competitively disadvantaged as a primary PGM producer with a preponderance of palladium and are pursuing opportunities to diversify our ore base.

Our products compete in a global marketplace with the products of other primary producers of PGMs and with companies that produce PGMs as a by-product. In many cases, the other primary producers mine ore reserves with a higher ratio of platinum to palladium than us and as a result enjoy higher average realizations per ounce than we do. We also compete with mining companies that produce PGMs as a by-product of their primary commodity, principally nickel.

Because our U.S.-based cost structure is denominated in dollars, in periods when the U.S. dollar is relatively strong, our competitors may still operate profitably, while we may not. Furthermore, non-primary producers of PGMs who regard PGMs as a by-product will generally continue to produce and sell PGMs when prices are low, as PGMs are not their principal commodity.

The high historical correlation between our share price and the market price of palladium suggests that we have been widely viewed by investors as a surrogate for investing directly in palladium. We expect that the degree of correlation will be reduced as a result of our pending acquisition of Peregrine, which is expected to diversify our ore base, by providing us with meaningful exposure to copper and gold. See “—Risks Related to the Acquisitions.” We may pursue additional investments in non-PGM assets, such as gold, silver, copper and nickel or combinations thereof, in cases where in management’s view they may make strategic sense. Of course, there is no assurance that we will succeed in acquiring additional attractive properties or that we will necessarily have the resources in the future to do so.

Achievement of our production goals is subject to uncertainties.

Based on the complexity and uncertainty involved in operating underground mines, it is challenging to provide accurate production and cost forecasts. We cannot be certain that either the Stillwater Mine, the East Boulder Mine or the Marathon development project will achieve the production levels forecasted or that the expected operating cost levels will be achieved or that funding will be available from internal and external sources in requisite amounts or on acceptable terms to sustain the necessary ongoing development work. Failure to achieve our production forecast negatively affects our revenues, profits and cash flows. As the extent of underground operations continues to expand at depth and horizontally, it is likely that operating costs will increase unless productivity is increased commensurately. Also, as additional underground infrastructure is constructed, amortization expense may increase unless additional ore reserves are identified. Such increased costs could adversely affect our profitability.

The East Boulder Mine commenced commercial operations in 2002 and has never reached its planned 2,000 ton-per-day operating rate on a sustained basis. Ore grades at the East Boulder Mine also are typically lower than comparable grades at the Stillwater Mine. Partially as a result, production costs per ounce at the East Boulder Mine have generally been significantly higher than at the Stillwater Mine. We have put in place various operating plans and programs that are intended to reduce production costs at both the East Boulder Mine and the Stillwater Mine; however, there can be no assurance that these plans and programs will be implemented effectively. Actual production, cash operating costs and economic returns achieved in the future may differ significantly from those currently estimated or those established in future studies and estimates. Because total cash costs per ounce and economic returns depend on ore grade and the mix of stopes being mined, total cash costs can be higher from quarter to quarter, as was the case in the third quarter of 2010.

During 2007 and 2008, employee attrition rates at the Stillwater and East Boulder Mines exceeded already high historical experience, resulting in shortages of skilled miners and disruptions to mining efficiency. With the more difficult economic conditions during 2009, we saw these attrition rates decline to levels well below the historical trend, with accompanying improvements in productivity. Employee attrition rates during 2010 continued to improve but have been increasing during 2011. While we believe that the improvements in productivity realized during 2009 were attributable to more than just a more stable workforce, if the economy recovers significantly in the future, the competition for skilled miners may resume and we may see our employee attrition rates climb. This in turn could prove disruptive to our workforce and result in lower production volumes.

Ore reserves are very difficult to estimate and ore reserve estimates may require adjustment in the future; changes in ore grades, mining practices and economic factors could materially affect our production and reported results.

Ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. Reported ore reserves are comprised of a proven component and a probable component. For proven ore reserves, distances between samples can range from 25 to 100 feet, but are typically spaced at 50-foot intervals both horizontally and vertically. The sample data for proven ore reserves consists of survey data, lithologic data and assay results. We enter this data into a 3-dimensional modeling software package, where it is analyzed to produce a 3-dimensional solid block model of the resource. The assay values are further analyzed by a geostatistical modeling technique (kriging) to establish a grade distribution within the 3-dimensional block model. Dilution is then applied to the model and a diluted tonnage and grade is calculated for each block.

Probable ore reserves are based on longer projections, up to a maximum radius of 1,000 feet beyond the limit of existing drill-hole sample intercepts of the J-M Reef obtained from surface and underground drilling. Statistical modeling and established continuity of the J-M Reef as determined from results of mining activity to date support our technical confidence in estimates of tonnage and grade over this projection distance. Where appropriate, projections for the probable ore reserve determination are constrained by any known or anticipated restrictive geologic features. The probable ore reserve estimate of tons and grade is based on the projection of factors calculated from adjacent proven ore reserve blocks or from diamond drilling data where available. The factors consist of a probable area, proven yield in tons per foot of footwall lateral, average grade and percent mineable. The area is calculated based on projections up to a maximum of 1,000-feet from known drill contacts; the proven yield (in tons per foot of footwall lateral) and grade are calculated based on long-term proven ore reserve results in adjacent areas; and the percent mineable is calculated based on long-term experience from actual mining in adjacent areas. Contained ounces are calculated based on area divided by 300 (square feet) times proven yield in tons per foot of footwall lateral times grade (ounces per ton) times percent mineable (%). As a result, probable ore reserve estimates are less reliable than estimates of proven ore reserves. Both proven and probable ore reserve projections are also limited where appropriate by certain modifying factors, including geologic evidence, economic criteria and mining constraint

For the Marathon PGM-Cu deposit, three major mining areas are present: the North pit, the South pit and the Malachite pit. Once the three pit areas were designed, a production schedule was then prepared, followed by equipment selection and estimation of operating costs, capital costs and personnel requirements. Proven and probable mineral reserves have been estimated for the North, South and Malachite pits from the diluted block model, pit optimization and pit design. The estimated ounces of proven and probable reserves include mining losses but do not include processing losses.

Conversion of probable ore reserves to proven ore reserves is calculated by dividing the actual proven tons converted for a given area by the expected tonnage based on a probable yield expectation for that given area. Actual period-to-period conversion of probable ore reserves to proven ore reserves may result in increases or decreases to the total reported amount of ore reserves. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually. Conversion rates are affected by a number of factors, including geological variability, quantity of tonnage represented by the period drilling, applicable mining methods and changes in safe mining practices, economic considerations and new regulatory requirements.

The following table illustrates, for each year’s development program, the actual percent conversion rates of probable ore reserve into tons experienced by year from 2001 through 2010:

	Historic
	Weighted	Year Ended December 31,
(in percent)	Average (2)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Stillwater Mine	88	104	71	52	62	101	94	68	74	83	70
East Boulder Mine (1)	95	88	91	86	125	110	91	107	71	24	97
____________

(1)	The East Boulder Mine commenced full-time commercial production on January 1, 2002.

(2)	Historic Weighted Average period is 1997 to 2010.

Ore reserve estimates are expressions of professional judgment based on knowledge, experience and industry practice. We cannot be certain that our estimated ore reserves are accurate, and future conversion and production experience could differ materially from such estimates. Should we encounter mineralization or formations at any of our mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect our operations. Declines in the market prices of platinum group metals may render the mining of some or all of our ore reserves uneconomic. The grade of ore may vary significantly from time to time at and between each of our mining operations on the J-M Reef, as well as at any future mining operation. We cannot provide assurance that any particular quantity of metal may be recovered from the ore reserves. Moreover, short-term factors relating to the ore reserves, such as the availability of production workplaces, the need for additional development of the ore body or the processing of new or different ore types or grades, may impair our profitability in any particular accounting period.

An independent review conducted by Pincock, Allen & Holt on our behalf in early 2010 (and reproduced in our 2009 Annual Report) reported that we use an unconventional method of estimating probable ore reserves that differs from industry practice by projecting estimated mineralization outside of a drilling grid rather than the usual approach of interpolating within a drilling grid but on a more widely spaced pattern than would be used for determining proven reserves. Thus, others could very likely conclude that our reserves pose a larger risk to an investment in us than is implied by the use of the term “probable.” Responding to that review, our independent ore reserve consultant, Behre Dolbear & Company (USA) Inc. (“Behre Dolbear”), stated in their March 2011 Technical Report on Mining Operations that “this comment ignores the fact that estimates of mineral resources and reserves routinely include extrapolated areas of mineralization as well as interpolated areas. It also failed to recognize that the Company’s approach is similar to that used for the Bushveld Complex.”

The 2010 independent review also noted that at the Stillwater Mine the percentage of estimated probable reserves to proven reserves has been declining over the past ten years even though the average conversion between 1997 and 2010 is 88%. Behre Dolbear in their response stated that “the percentage conversion from probable to proven reserves is expected to vary from year to year, depending on the areas within the J-M Reef in which the footwall laterals are being driven each year.” They also concluded that the year-by-year changes were random in direction.

The conversion rate of probable reserves to proven reserves at our East Boulder Mine in 2010 was 95% and was developed using the same procedures as described above. However, the resource at the East Boulder Mine generally tends to be more consistent than in portions of the Stillwater Mine.

Under the direction of the Ore Reserve Committee of our board of directors, we are following up on this declining conversion issue. During 2010, an independent statistical review of the issue identified a number of complex interacting factors affecting the estimation of probable reserves at the Stillwater Mine. Potential modifications will be studied during 2011, and if appropriate they will be taken into consideration during the 2011 year-end ore reserve estimation process, set to begin in November 2011.

Ore reserve conversion has trended below 100% at both mines in recent years. The very low conversion at the East Boulder Mine in 2009 is not statistically significant, as almost no development work was done in that year. Conversion may also be affected by the choice of mining methods applied in each area and by the statistical variability of ore yield in different zones within the mine. In recent years the Stillwater Mine has been developing through a highly variable zone on the west end of the mine in order to access the Lower West area, where ore yields are expected to be much more consistent. This variable zone has been demonstrated to include extensive stretches that are essentially barren of ore, interspersed with occasional ore pockets that are high grade and of substantial size.

There can be no assurance at this time that we will actually realize improvement in conversion rates. If the improvement does not materialize, we may need to reduce our reported probable reserves to reflect the lower conversion we have experienced.

An extended period of low PGM prices could result in a reduction of ore reserves and potential further asset impairment charge.

We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts of our assets may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. Estimations of future cash flows take into account estimates of recoverable ounces, PGM prices (considering current and historical prices, long-term sales contracts prices, price trends and related factors), production levels and capital and reclamation expenditures, all based on life-of-mine plans and projections.

If we determine that the carrying value of a long-lived asset is not recoverable and the asset is impaired, then we must determine the fair value of the impaired asset. If fair value is lower than the carrying value of the assets, then the carrying value must be adjusted down to the fair value. If the fair value of the impaired asset is not readily determinable through equivalent or comparable market price information, we normally engage the services of third-party valuation experts to develop or corroborate fair value assessments.

Were we to experience a prolonged period of low PGM prices adversely affecting the determination of ore reserves, we could face one or more impairment adjustments. Assumptions underlying future cash flows are subject to risks and uncertainties. Any differences between projections and actual outcomes for key factors such as PGM prices, recoverable ounces, and/or our operating performance could have a material effect on our ability to recover the carrying amounts of our long-lived assets, potentially resulting in impairment charges in the future. We have estimated that as of December 31, 2010, the combined long-term PGM market price level below which ore reserves start to be constrained economically is about $530 per ounce.

Lower prices also can affect the economic justification of ore reserves. We review our ore reserves annually and have reviewed them as of December 31, 2010. As in past years, we also engaged Behre Dolbear as third-party independent geological experts to review and express their opinion on our reserve calculations. We perform our ore reserve economic assessment using a twelve-quarter trailing price in order to level out short-term volatility in metals prices, viewing the twelve-quarter trailing average as a reasonable surrogate for long-term future PGM prices over the period when the reserves will be mined. Our combined twelve-quarter trailing weighted average price for platinum and palladium at December 31, 2010 was about $624 per ounce. At this price, our geologic ore reserves at our Stillwater and East Boulder Mines can be shown to generate (undiscounted) positive cash flow over the life of the reserve. Consequently, our ore reserves were not constrained economically at December 31, 2010.

It is important to note that if PGM prices were to fall for an extended period, the trailing twelve-quarter price will gradually decline. Following our methodology, there can be no assurance that our reported proven and probable ore reserves will not be constrained economically in the future.

Users of PGMs may reduce their consumption and substitute other materials for palladium and platinum.

High PGM prices may lead users of PGMs to substitute other materials for palladium and platinum or to reduce the amounts they consume. The automobile, jewelry, electronics and dental industries are the largest consumers of palladium. All of these applications are sensitive to prices. In response to supply concerns and high market prices for palladium, some automobile manufacturers in the past have sought alternatives to palladium, although no practical alternatives to palladium, platinum and rhodium in automotive catalytic converters have been identified to date. There has been some substitution in the past of other metals for palladium in electronics and dental applications. High platinum prices likewise tend to reduce demand by driving users toward alternative metals. The principal demand for platinum is in the automobile and chemical industries and for jewelry. Substitution in these industries may increase significantly if PGM market prices rise or if supply becomes unreliable. Significant substitution for any reason, in the absence of alternative uses for PGMs being identified, could result in a material and sustained PGM price decrease, which would negatively affect our revenues and profitability.

High PGM prices also drive users toward ever more efficient utilization of PGMs. In the past, the development of new flow geometries and substrate configurations has resulted in “thrifting down” the amount of PGMs in catalytic converters required to meet emission standards. Recently, apparently in response to high PGM prices, certain PGM consumers have announced new nanotechnology applications that may allow further significant reductions in the volume of PGMs required in each catalytic converter. These emerging applications could tend to drive down PGM demand in the future and result in lower PGM prices.

To the extent existing and future environmental regulations tend to create disincentives for the use of internal combustion engines, demand for platinum and palladium in automotive catalytic converters could be reduced. This in turn could drive down PGM prices and could impair our financial performance.

If we are unable to obtain surety coverage to collateralize our reclamation liabilities, operating permits may be adversely affected.

We are required to post surety bonds, letters of credit, cash or other acceptable financial instruments to guarantee the future performance of reclamation obligations at our operating mines. The total availability of bonding capacity from the U.S. insurance industry is limited. During 2008, the State of Montana increased the required bonding levels at our mining operations and is expected to require an additional increase this year. The aggregate surety amount in place at the East Boulder Mine was $13.7 million at June 30, 2011, comprised of $6.2 million of surety bonds and a $7.5 million letter of credit. At June 30, 2011, the Stillwater Mine carried reclamation bonds totaling $19.6 million. This includes an increase of $10.0 million voluntarily put in place during the fourth quarter of 2008, pending the outcome of the current Environmental Impact Statement (“EIS”) being completed by the State of Montana in connection with its pending review of our bonding requirements. Should higher bonding requirements be imposed in the future and we find ourselves unable to obtain the required bonds or otherwise provide acceptable surety, the ability to operate under existing operating permits would likely be curtailed, which could have a significant adverse effect on our operations.

Mining risks and potential inadequacy of insurance coverage—our business is subject to significant risks that may not be covered by insurance.

Underground mining and milling, smelting and refining operations involve a number of risks and hazards, including:

•	unusual and unexpected rock formations affecting ore or wall rock characteristics;

•	ground or slope failures;

•	cave-ins, ground water influx, rock bursts and other mining or ground-related problems;

•	environmental hazards;

•	industrial accidents;

•	organized labor disputes or work slow-downs;

•	metallurgical and other processing, smelting or refining problems;

•	wild fires, flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of God;

•	mechanical equipment failure and facility performance problems; and

•	availability and cost of critical materials, equipment and skilled manpower.

Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, monetary losses and possible legal liability. Several fatal accidents and other non-fatal serious injuries have occurred at our mines since operations began in 1986. Future industrial accidents or occupational disease occurrences could have a material adverse effect on our business and operations. We cannot be certain that our insurance will cover certain risks associated with mining or that we will be able to maintain insurance to cover these risks at economically feasible premiums. We might also become subject to liability for environmental damage or other hazards which may be uninsurable or for which we may elect not to insure because of premium costs or commercial impracticality. Such events could result in a prolonged interruption in operations that would have a negative effect on our ability to generate revenues, profits, and cash flow.

Hedging and sales agreements could limit the realization of higher metal prices.

We enter into derivative contracts and other hedging arrangements from time to time in an effort to reduce the negative effect of price changes on our cash flow. These arrangements typically consist of contracts that require us to deliver specific quantities of metal, or to financially settle the obligation in the future, at specific prices. We may also hedge pricing through the sale of call options and the purchase of put options. While hedging transactions are intended to reduce the negative effects of price decreases, they have also prevented us at times from benefiting fully from price increases. If PGM prices are above the price at which future production has been hedged, we will experience an opportunity loss upon settlement.

Changes to laws and regulations and compliance with laws and regulations could affect production, increase costs and cause delays.

Our business is subject to extensive federal, state, provincial and local environmental laws and regulations, including, within the U.S., those associated with the implementation of the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), Metals Mines Reclamation Act and numerous permits for each of our operating entities. Properties controlled by us in Canada are subject to analogous Canadian federal and provincial laws and regulations. The body of environmental laws and regulations to which we are subject is continually changing and, as a general matter, is becoming more restrictive. Compliance with these laws and regulations requires us to obtain permits issued by federal, state, provincial and local regulatory agencies. Certain permits require periodic renewal and/or review of our performance. We cannot predict whether we will be able to secure or renew required permits, whether material changes in permit conditions will be imposed or whether we will be in complete compliance with such permits at all times. Nonrenewal of permits, the inability to secure new permits, the imposition of additional conditions or our noncompliance with permits could eliminate or severely restrict our ability to conduct our operations.

Compliance with existing and future environmental laws and regulations may require additional control measures and expenditures, which we cannot reasonably predict. Environmental compliance requirements for new or expanded mining operations may require substantial additional control measures that could materially affect permitting and proposed construction schedules for such facilities. Under certain circumstances, facility construction may be delayed pending regulatory approval. Expansion plans or new mining and processing facilities may require new environmental permitting. Private parties may pursue successive legal challenges to our existing or proposed permits.

Our activities are also subject to extensive federal, state, provincial and local laws and regulations governing matters relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports, smelting and refining operations and taxes. Compliance with these and other laws and regulations, including requirements implemented under guidance from the U.S. Department of Homeland Security, could require additional capital outlays, which could negatively affect our cash flow.

Our mining operations are located adjacent to the Absaroka-Beartooth Wilderness Area and are situated approximately 30 miles from the northern boundary of Yellowstone National Park. While we work closely and cooperatively with local environmental organizations, the Montana Department of Environmental Quality and the United States Forest Service, there can be no assurance that future political or regulatory efforts will not further restrict or seek to terminate our operations in this sensitive area.

We employ various measures in an effort to protect the health of our workforce and to comply with Mine Safety and Health Administration (“MSHA”) limits on diesel particulate matter (“DPM”) exposure for underground miners. These measures include using blended bio-diesel fuels, post exhaust treatments, power train advances and high secondary ventilation standards. Compliance with MSHA DPM standards is a challenge within the mining industry. However, as a result of our internal efforts to reduce DPM exposure, recent sampling indicates that we have achieved compliance with the standards at both the Stillwater Mine and the East Boulder Mine. No assurance can be given that any lack of compliance in the future will not adversely impact us.

Various legislative initiatives have been introduced and, in some cases, enacted mandating additional safety and health measures for mining employees and providing stronger penalties for failure to comply. We have a safety program in place for our employees, but there can be no assurance that we will be in compliance with any future requirements or that we will not incur significant penalties under them.

Our credit rating is below investment grade and future interest rates are uncertain, potentially limiting future credit availability and/or increasing potential borrowing costs; other contingent liabilities may affect us.

Our credit rating currently is below investment grade and is not expected to achieve investment grade in the immediate future. The rating agencies at various times have expressed concern regarding our lack of operating diversity, the recent termination of our sales agreements, our relatively narrow cash operating margins and volatile pricing environment. Our low credit rating will likely make it difficult and more costly to obtain some forms of third-party financing in the future. Although we believe we have adequate liquidity available at the current time, should we need to access the credit markets in the future, our lower credit rating would likely be an impediment to obtaining additional debt or lines of credit at reasonable rates. We do not have a revolving credit facility in place at this time. Should we require additional credit capacity in the future and be unable to obtain it, we might not be able to meet our obligations as they come due and so could be compelled to restructure or seek protection from creditors.

Interest rates at present are near historic lows, and borrowing costs appear likely to rise in the future in step with any improvement in economic conditions. While there appears to be ample liquidity available at this time, as the economy strengthens and the government takes steps in the future to rein in liquidity, the availability of credit may tighten and we may experience limits on our ability to secure external financing. This in turn could constrain our ability financially to develop new operations, such as the Marathon project and the Altar project or, in the extreme, to maintain our existing operations.

A related risk is that the underlying rate of general inflation, or the specific cost of certain materials necessary for our operations, may increase in the future. This in turn could squeeze our operating margins and sharply increase the cost of developing new operations. While the commodity nature of our products may serve as a partial hedge against underlying inflation, there can be no assurance that our costs would not rise faster than the value of our products in such an environment.

Limited availability of additional mining personnel and uncertainty of labor relations may affect our ability to achieve our production targets.

Our operations depend significantly on the availability of qualified miners. Historically, we have experienced periods of high turnover with respect to our miners, particularly during the strong metal markets of 2007 and early 2008. In addition, we must compete for individuals skilled in the operation and development of underground mining properties. The number of such persons is limited, and significant competition exists to obtain their skills. We cannot be certain that we will be able to maintain an adequate supply of miners and other personnel or that our labor expenses will not increase as a result of a shortage in supply of such workers. Failure to maintain an adequate supply of miners could result in lower mine production and impair our financial performance.

We had 1,470 employees at June 30, 2011. About 753 employees located at the Stillwater Mine and approximately 130 employees at the Columbus processing facilities are covered by a collective bargaining agreement with USW Local 11-0001 that was ratified by the membership on July 9, 2011 for a new four-year term. As of June 30, 2011, about 245 employees at the East Boulder Mine were covered by a separate collective bargaining agreement with USW Local 11-0001, which will expire on July 1, 2012. There is no assurance that we can achieve a timely or satisfactory renewal of either of these agreements as they expire. Strikes and work stoppages have occurred in the past in connection with the expiration of such agreements. A strike or other work stoppage by our represented employees could result in a significant disruption of our operations and higher ongoing labor costs, either of which could adversely affect our targeted production costs for 2011.

In response to the limited availability of skilled underground miners, beginning in 2005 we initiated a new miner training program whereby we have from time to time hired individuals largely inexperienced in mining and provided intensive, supervised training in skills critical to underground mining in our operations. This training program requires dedicating significant time and personnel to the training effort, and consequently was scaled back significantly during 2009. These new and less experienced miners, even after training, generally will require several years of experience to achieve the productivity level of our regular mining workforce. There is no assurance that these new miners will achieve the assumed level of productivity as they gain experience, nor that we will be able to retain these new workers in the face of other employment opportunities. Because we have now cut back on these training programs, we are unable to utilize this training pool as a significant source of replacement mining skills.

Uncertainty of title to properties—the validity of unpatented mining claims is subject to title risk.

We have a number of unpatented mining and mill site claims. The validity of unpatented mining claims on public lands is often uncertain and possessory rights of claimants may be subject to challenge. Unpatented mining claims may be located on lands open to appropriation of mineral rights and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and vulnerable to challenges by third parties or the federal government. The validity of an unpatented mining claim or mill site, in terms of its location and its maintenance, depends on strict compliance with a complex body of federal and state statutory and decisional law and, for unpatented mining claims, the existence of a discovery of valuable minerals. In addition, few public records exist to definitively control the issues of validity and ownership of unpatented mining claims or mill sites. While we pay annual maintenance fees and have obtained mineral title reports and legal opinions for some of the unpatented mining claims or mill sites in accordance with the mining laws and what we believe is standard industry practice, we cannot be certain that the mining laws will not be changed nor that our possessory rights to any of our unpatented claims may not be deemed defective and challenged. Any change in the mining laws could include the imposition of a federal royalty provision on unpatented claims, which could have an adverse effect on our economic performance.

The complexity of processing platinum group metals poses operational and environmental risks in addition to typical mining risks.

Our processing facilities include concentrators at each mine site that grind the ore and extract the contained metal sulfides, and a smelter and base metal refinery located in Columbus, Montana. These processes ultimately produce a PGM filter cake that is shipped for final refining to third party refiners. The Columbus operations involve pyrometallurgical and hydrometallurgical processes that utilize high temperatures, pressures, caustic chemicals and acids to extract PGMs and other metals from the concentrates. These processes also generate waste gases that are scrubbed to eliminate sulfur dioxide emissions. There can be no assurance that incidents such as solution spills, sulfur dioxide discharges, explosions, accidents involving hot metals, product spills in transportation, or other incidents will not occur in the future. Such incidents potentially could result in more stringent environmental or operating restrictions on these facilities and additional expenses to us, which could have a negative impact on our results of operations and cash flows. Further, we process virtually all of our metals through these processing facilities, and any incident interrupting processing operations for an extended period of time would have a material adverse effect on our performance.

Risks Related to the Acquisitions

There can be no assurance that the Peregrine acquisition will be consummated. The closing of this offering is not conditioned on the consummation of the Peregrine acquisition.

Although we expect to consummate the Peregrine acquisition by the end of 2011, there can be no assurance that the Peregrine acquisition will be completed within that time frame or at all. The completion of the Peregrine acquisition is subject to a number of statutory and regulatory conditions, including approval by shareholders of Peregrine, review and approval under the Investment Canada Act and approval by the British Columbia Supreme Court. The arrangement agreement also includes a number of other closing conditions. The satisfaction of several of these conditions is outside the control of Peregrine and outside of our control. If these conditions are not satisfied, either or both of the parties will not be obligated to complete the transaction. We and Peregrine each have the right to terminate the arrangement agreement under certain circumstances. There is no certainty, nor can we provide any assurance, that these conditions will be satisfied. Accordingly, there is no certainty, nor can we provide any assurance, that the acquisition will be completed. This offering is not conditioned on the completion of the acquisition (see “Use of Proceeds”). If for any reason the Peregrine acquisition is not completed, the market price of shares of our common stock and the value of the notes may be adversely affected. Uncertainty surrounding the completion of the Peregrine acquisition could result in significant volatility in the values of our common stock and the notes.

Upon successful completion of the Peregrine acquisition, a significant portion of our future reserves may be held in copper and gold.

Our past and current operations are based primarily on PGM reserves. Upon the successful completion of the Peregrine acquisition, a significant portion of future reserves may be in copper and gold deposits. Accordingly, we are and may be increasingly subject to risks associated with changes in the market prices of copper and gold. Many factors beyond our control influence the market prices of copper and gold. These factors include global supply and demand, speculative activities (including net inflows into or outflows from ETFs), international political and economic conditions, currency exchange rates, and production levels and costs in other gold and copper-producing countries, including Canada, the United States, Peru, Australia, Russia and South Africa. Our view over future prices and the factors affecting prices form the basis for decisions on mining, expansion of opportunities, acquisitions, capital expenditures, financing, hiring and many other factors. No assurance can be provided as to the future direction of gold and copper prices. Over the past several years, the market prices of gold and copper have been extremely volatile. Since January 1, 2008, gold prices have hit a high of $1,895.00 per ounce and a low of $712.50 per ounce, and as of September 16, 2011, the market price of gold was $1,812 per ounce. Since January 1, 2008, copper prices have hit a high of $4.62 per pound and a low of $1.27 per pound, and as of September 16, 2011, the market price of copper was $3.93 per pound. We cannot predict with certainty the future prices of copper and gold, nor how the diversification of our reserves beyond PGMs will affect our business and the trading prices of our common stock and the notes. To the extent the prices of copper and gold decline in future periods and extraction costs are higher than anticipated, the economic viability of the Altar project may be called into question. Moreover, until we have consummated the Peregrine acquisition and conducted further exploration and testing and a feasibility study to determine extraction costs, it will be difficult for investors to assess our sensitivity to fluctuations in the prices of copper and gold, which may create volatility in the trading prices of our common stock and the notes.

Development of the Altar project will be subject to a number of risks and uncertainties.

The continued exploration, permitting, construction, commissioning and start-up of the Altar project is a complex undertaking, and changes in cost, construction schedules and metal prices can affect project economics. The development of Altar will be technically challenging, given its relatively remote location in the Andes mountain range. The costs of further exploration, permitting and development of an open pit mine at the Altar site are substantial, and extraction costs are difficult to assess at this early stage of our involvement with the project. We currently estimate that to achieve full scale production, it will cost between $2.0 billion and $2.5 billion over the next six to eight years. These cost estimates, which are based on a number of assumptions and management decisions, are preliminary, and we have not yet performed a feasibility study of the project. Accordingly, actual development and extraction costs may differ from our current estimates, and such differences could be material.

The cost and timing of the Altar project may be influenced by a number of factors, many of which are beyond our control, including, but not limited to, the difficulty of estimating construction costs over a period of more than one year; delays in obtaining equipment, material, services and permits or permit amendments essential to completing the Altar project in a timely manner; changes in environmental, safety or other governmental regulations; the availability of labor, our ability to attract and retain key members of the project management team; power, transportation, commodities and infrastructure; design and instrumentation modifications; changes in input commodity prices and labor costs; weather and severe climate impacts; potential delays related to social and community issues; and fluctuation in foreign currency exchange rates. Extraction costs will also be affected by several of these and other factors. There can be no assurance that we will complete development of the Altar project in accordance with current expectations or at all or that if completed, the project will be sufficiently profitable to justify the cost of development.

On September 30, 2010, Federal Law 26.639, the National Law on Minimum Requirements for the Protection of Glaciers was enacted in Argentina, and came into force in early November 2010. Federal Law 26.639 bans new mining exploration and exploitation activities on glaciers and in the “peri-glacial” environment, and also subjects ongoing mining activities to an environmental audit. If such audit identifies significant impacts on glaciers or the peri-glacial environment, the relevant authority is empowered to take action, which according to the legislation could include the suspension or relocation of the mining activity. Federal Law 26.639 also empowers the Instituto Argentino de Nivologia, Glaciologia y Ciencias Ambientales, or IANIGLA, to create a nationwide inventory of glaciers and peri-glacial regions. Although the words “glacier” and “peri-glacial” are defined in Federal Law 26.639, these terms are subject to more detailed definitions that are to be contained in implementing regulations.

In November 2010, in response to legal actions brought against the National State by local unions and San Juan-based mining and construction chambers, the Federal Court in the Province of San Juan, where the Altar project is located, granted injunctions, based on ongoing challenges to the constitutionality of Federal Law 26.639, suspending its application in the Province. In December 2010, the Province of San Juan became a party to the actions, joining the challenge to the constitutionality of this new federal legislation. As a result of the intervention of the Province, the actions have been removed to the National Supreme Court of Justice of Argentina to determine the constitutionality of the legislation. Although the Altar project is not located on glaciers and is at a lower elevation than other large-scale mining projects in the region, it is difficult to assess the full impact of Federal Law 26.639 until the definition of “peri-glacial” is clarified by regulations and the IANIGLA completes its glacial and peri-glacial region inventory. If the Altar project is deemed to be in a peri-glacial region, it could result in a delay, suspension or prohibition of some or all of our development activity at the site, which could have a material adverse effect on our business or growth prospects.

The Peregrine acquisition will significantly increase the scope of our international operations and subject us to a number of risks and uncertainties of operating outside of North America. Our current production and development activities are conducted in the U.S. and Canada, but upon successful completion of the Peregrine acquisition, we will become subject to significant exploration and development operations in Argentina and potential transportation projects in Chile. As we expand beyond our traditional North American base, our business operations will increasingly become subject to the risks and uncertainties inherent in international operations. Our exploration and development efforts could be delayed or suspended at any time by the governments of the foreign countries in which we conduct these operations. We may be adversely affected by changes in political leadership or changes in policies, laws, rules or regulations in the countries in which we operate. For example, Argentina has received negative press for political instability and energy shortages in recent years and has received moderately high political risk ratings from some global ratings organizations. As a developing economy, operating in Argentina has certain additional risks, including changes to or invalidation of government mining regulations; expropriation or revocation of land or property rights; changes in foreign ownership rights; changes in foreign taxation rates; corruption; an uncertain political climate; terrorist actions or war; and lack of a stable economic climate. Existing and possible future environmental legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in our activities, the extent of which cannot be predicted. In addition, indigenous and community organizations can impact government mining regulations resulting in additional uncertainty. The presence of any of these conditions could have a negative effect on our operations.

Further, a significant portion of our exploration and development costs will be dependent on changes in the value of the currencies of these countries as compared to the U.S. dollar, which exposes our financial results to fluctuations in currency exchange rates. In addition, as we expand our operations into multiple countries, we could be subject to additional risks beyond those relating to our current operations, such as potentially adverse tax consequences due to overlapping or differing tax structures, burdens to comply with multiple or potentially conflicting foreign laws and regulations, including export requirements, tariffs and other barriers, environmental, health and safety requirements, and unexpected changes in any of these laws and regulations.

In addition to the risks associated with potential political, economic and social instability in the foreign countries in which we operate, we may also experience disadvantages from competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act, as well as uncertainties in the enforcement of legal rights and remedies in multiple jurisdictions. If we are unable to successfully manage the risks associated with expanding our global operations, these risks could have a material adverse effect on our business, results of operations or financial condition.

We may be unable to obtain financing for the Altar project on acceptable terms.

There is no assurance we will be able to obtain the necessary funds or enter into partnerships with other mining or development companies to complete the Altar project. Our ability to obtain financing from external sources and enter into joint development arrangements will be highly dependent on metals pricing as well as overall market and economic conditions. There can be no assurance that we will be able to obtain sufficient financing in the future to execute our development plan with respect to the Altar project, or that such financing will be available within our budgeted time frame or that the terms of such financing, if available, will be attractive to us.

Peregrine has no proven or probable ore reserves, and we cannot provide assurances that we will be able to develop reserves at Altar.

The success of the Peregrine acquisition will depend in large part on the extent to which the preliminary resource estimates available to us are indicative of actual reserves located at the Altar site. There are no proven or probable reserves at Altar, and resource estimates are preliminary and speculative. Peregrine has not commenced commercial production on the Altar project and currently has not recorded any revenues other than interest income. Resource determination involves significant estimates and statistical inferences based on limited data. Ore resource estimates are subject to revision not only as a result of new geological information, but also as a consequence of economic or market fluctuations and legislative changes. As a result, our current assumptions on ore resources may be subject to change over time, and there is no assurance that the resource estimates available to us will translate into proven and probable ore reserves or that any such reserves will ultimately result in equivalent mineral production. To the extent the resource estimates prove inaccurate, the economic viability of the Altar project could be diminished.

We may experience losses in future periods as we increasingly focus on exploration and development activities.

In recent fiscal periods, exploration and development activities accounted for a relatively small portion of our overall business activities. Our profitable results of operations in recent fiscal periods are reflective of a productive PGM mining and recycling operation. Over the next several years we intend to expend considerable capital resources developing the recently acquired Marathon properties in Canada and, assuming consummation of the Peregrine acquisition, the Altar project in Argentina. We are also developing projects adjacent to our existing mines on the J-M Reef and plan to invest further in our recycling operations. Although we believe these projects will be accretive to our earnings over the long term, to the extent certain costs cannot be capitalized, they may have a negative impact on earnings and cash flow from operations in the near term. In addition, because a portion of the development costs will be financed through the incurrence of additional indebtedness, our interest costs may increase significantly without an offsetting increase in revenues for several years. Accordingly, our financial profile may be more similar to that of an exploration and development company than to a productive mining operation for the next several years, which could adversely affect our financial condition.

The expansion of our company and the development of the Altar and Marathon projects will place additional strain on our management and other resources.

The development of the Altar and Marathon projects will represent a significant expansion of the scope of our operations and will place considerable strain on our management and personnel. We may need to hire additional key personnel to add depth to our management team as development of these projects accelerates. We will also need to engage additional engineering and technical specialists to help manage these projects. We will also review and update our infrastructure and systems to ensure they are adequate to administer a larger and more diverse scale of operations. As a result of the expansion of our Company, we expect administration costs to increase in future fiscal periods, without an offsetting increase in revenues in the near term, which will adversely affect our earnings and profitability.

The acquisition of the Marathon properties in Canada introduces significant new uncertainties as to our future performance and commitments.

Our recent acquisition of the PGM assets of Marathon introduces a number of significant risks, all of which must be managed and all or any combination of which could create difficulties for us in the future. Among these risks, many of which are not yet fully defined, are the following:

•
Some remaining uncertainty as to the ultimate extent, quality, final grade and mineability of the Marathon deposit (See “—Risk Factors Related to Our Business—Ore reserves are very difficult to estimate and ore reserve estimates may require adjustment in the future; changes in ore grades, mining practices and economic factors could materially affect our production and reported results.”);

•
Lack of a final engineering study to finalize the capital cost of installing the mine, the equipment required and its availability, the timing of the construction, and access to local infrastructure in support of a future operation;

•	Uncertainty as to future PGM and copper prices, which could significantly affect the financial viability of the proposed Marathon development;

•
Mining risks, which could include environmental hazards, interruptions due to inclement or hazardous weather or other acts of God, related damage to, or destruction of, property or facilities, personal injury and environmental damage, among other risks;

•	Need for employees to manage the project and to staff the mining operations, their numbers, required skill sets and availability;

•	Negotiation of terms for a processing agreement with a third-party copper smelter to take the concentrates produced by the Marathon operations;

•	Ability to complete project permitting in coordination with the various responsible agencies and affected groups within an acceptable time frame;

•	Ability to source or acquire the required mine and mill equipment on a timely basis due to long lead times resulting from widespread worldwide mine development;

•	Availability of required financing for the Marathon project, internally and/or externally, potentially during a period when our outstanding convertible debentures may need to be refinanced or repaid;

•	Future significant exposure to exchange rate risk between the Canadian dollar and the U.S. dollar; and

•	Other factors involving the integration of Marathon into the Company, including various legal, accounting, tax and human resource matters.

There can be no assurance that unforeseen matters may not arise that would adversely affect our ability to effectively manage and develop our Canadian prospects.

Risks Related to the Notes

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our notes, including our outstanding notes.

As of June 30, 2011, on a pro forma basis after giving effect to the transactions, we and our subsidiaries would have had approximately $496.0 million of debt outstanding.

Our high degree of leverage could have important consequences to us, including:

•	making it more difficult for us to satisfy our financial obligations, including making payments on our debt;

•	increasing our vulnerability to general economic and industry conditions;

•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	subjecting us to restrictive covenants that may limit our ability to pay dividends, make certain types of investments, engage in certain types of transactions and other matters;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•
limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in the indentures governing our notes, including our outstanding notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

The indenture governing the notes imposes significant operating and financial restrictions on our Company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture governing the notes imposes significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness or enter into sale and leaseback obligations;

•	pay certain dividends or make certain distributions on our capital stock or repurchase or redeem our capital stock;

•	make certain loans, investments or other restricted payments;

•	receive dividends or other payments from our subsidiaries;

•	engage in transactions with stockholders or affiliates;

•	sell certain assets or engage in mergers, acquisitions and other business combinations;

•	amend or otherwise alter the terms of our indebtedness;

•	alter the business that we conduct;

•	guarantee indebtedness or incur other contingent obligations; and

•	create liens.

Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control.

As a result of these covenants and restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in mandatory repayment of these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions, which may not be successful, to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

Holders of our outstanding 1.875% senior convertible debentures due 2028, with an aggregate principal amount outstanding of $166.5 million at June 30, 2011, will have the right to require us to repurchase their convertible debentures for cash at a repurchase price equal to 100% of the principal amount, plus accrued interest, on each of March 15, 2013, March 15, 2018 and March 15, 2023. If the trading price of our common stock remains significantly below the conversion price of $23.51 per share, we would expect a large percentage of these holders will require such redemption on March 13, 2013. We may not be able to fund this repurchase obligation from cash flow from operations and may need to restructure the convertible debentures or raise additional cash through borrowings or capital markets transactions. We cannot provide any assurance that any such restructuring or refinancing can be consummated, or, that if consummated, such transaction’s financial and other terms will not be less advantageous to us than the existing convertible debentures. In addition, we may redeem for cash all or any portion of the convertible debentures at any time on or after March 22, 2013, at a redemption price equal to 100% of the principal amount, plus accrued interest.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay our development projects and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your claims to our assets will be structurally subordinated to all of the creditors of any non-guarantor subsidiaries.

In general, our foreign subsidiaries, unrestricted subsidiaries, non-wholly owned subsidiaries and other subsidiaries that do not guarantee our indebtedness or indebtedness of a guarantor of the notes are not required to guarantee the notes. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the notes. As of June 30, 2011, these non-guarantor subsidiaries had $36.9 million in total liabilities.

Your right to receive payments on the notes is effectively junior to the right of creditors who have or may in the future have a security interest in our assets to the extent of the value of those assets.

The notes and the related guarantees are unsecured. The notes and the related guarantees will be effectively subordinated in right of payment to any secured debt that we or the guarantors have or may incur in the future to the extent of the value of the assets securing that debt. If we fail to meet our payment or other obligations under our secured debt, if any, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, under such circumstances, you may lose a portion of or the entire value of your investment in the notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indenture governing the notes offered hereby and the indenture governing our outstanding notes), we could be in default under the terms of the agreements governing such indebtedness, including the indenture governing the notes offered hereby and the indenture governing our outstanding notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we may be contractually restricted under the terms of any future credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under such future credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes offered hereby and a cross default under any future credit facility. Any future credit facility may provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of our existing and future domestic restricted subsidiaries. However, the guarantees by the subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes—Guarantees.” We expect to have only one domestic restricted subsidiary on the issue date. One of our subsidiaries that is organized as a Delaware limited liability company and whose sole assets are the stock of certain of our foreign subsidiaries will be treated as a foreign subsidiary under the indenture and therefore will not guarantee the notes. See “Description of Notes.”

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•
we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee, or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any payment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the notes or the guarantees would not be subordinated to our or any of our guarantors’ other debt.

Each guarantee will contain a provision that the obligations of each guarantor under its note guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law. In a recent Florida bankruptcy case unrelated to us, the enforceability of this provision was called into question.

Holders may be required to pay United States federal income tax on accrual of original issue discount on the notes.

If the “stated redemption price at maturity” of the notes exceeds their “issue price” by more than the statutory de minimis threshold, the notes will be treated as being issued with original issue discount for United States federal income tax purposes. A holder of a note who is subject to United States federal income tax would generally then be required to include any original issue discount in gross income (as ordinary income) as it accrues, in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of accounting for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for more detail.

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the U.S. and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to use our reasonable best efforts to commence an offer to exchange the notes for equivalent notes registered under U.S. securities laws or, in certain circumstances, register the reoffer and resale of the notes under U.S. securities laws. See “Exchange Offer; Registration Rights” and “Notice to Investors.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market for the notes may not develop.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes or any exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems.

The initial purchaser has advised us that it intends to make a market in the notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchaser is not obligated to make a market in any of the notes or the exchanges notes, and it may discontinue its market-making activities at any time without notice.

Therefore, an active market for any of the notes or exchange notes may not develop, and if a market for any of the notes or exchange notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes or exchange notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes or exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.